Exhibit (10) (k)
SEVERANCE AGREEMENT

            SEVERANCE AGREEMENT (the "Agreement") dated October 5, 2000 ("Effective Date") between Charles C. Gillman ("Employee") and Brown Shoe Company, Inc., a New York corporation (as further defined in Section 13, the "Company").

            WHEREAS, in order to accomplish its objectives, the Company believes it is essential that members of its Operating Committee, such as Employee, be encouraged to remain with the Company during management transition and thereafter and in the event there is any change in corporate structure which results in a Change in Control.

            WHEREAS, Employee wishes to have the protection provided for in this Agreement and, in exchange for such protection, is willing to give to the Company, under certain circumstances, his covenant not to compete.

            WHEREAS, the Company and Employee desire to amend and restate the Severance Agreement dated December 1, 1999.

            NOW, THEREFORE, the parties amend and restate the Severance Agreement dated December 1, 1999, hereto agree as follows:

            1. Definitions.

        a. "Cause" means (i) engaging by Employee in willful misconduct which is materially injurious to the Company; (ii) conviction of the Employee of a felony; (iii) engaging by Employee in fraud, material dishonesty or gross misconduct in connection with the business of the Company; (iv) engaging by Employee in any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business; or (v) habitual use by Employee of narcotics or alcohol.

        b. "Change of Control" means (i) any person other than the Company acquiring more than 25 percent of the Company's Common Stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of the Company following the sale of all or substantially all of its assets; or (iii) the Company not being the surviving parent corporation resulting from any merger or consolidation to which it has been a party.

        c. "Competitor" shall mean any person, firm, corporation, partnership or other entity which in its prior fiscal year had annual gross sales volume or revenues of shoes of more than $20,000,000 or is reasonably expected to have such sales or revenues in either the current fiscal year or the next following fiscal year.

        d. "Confidential Information" shall have the meaning set forth in Section 10.

        e. "Customer" shall mean any wholesale customer of the Company which either purchased from the Company during the one (1) year immediately preceding the Termination Date, or is reasonably expected by the Company to purchase from the Company in the one (1) period immediately following the Termination Date, more than $1,000,000 in shoes.

        f. "Good Reason," when used with reference to a voluntary termination by Employee of his employment with the Company, shall mean (i) a reduction in Employee's base salary as in effect on the date hereof, or as the same may be increased from time to time; (ii) a reduction in Employee's status, position, responsibilities or duties; or (iii) notice of termination of this Agreement by the Company pursuant to Section 1.g. below, provided Employee terminates employment with the Company within six (6) months of the expiration of the Term.

        g. "Term" means the period commencing on the Effective Date and terminating one year after the Effective Date; provided, however, that the Term shall automatically be extended for successive additional one year periods unless either party to this Agreement provides the other party with notice of termination of this Agreement at least ninety days prior to the expiration of the original one-year period or any one-year period thereafter.

        h. "Termination Date" shall mean the effective date as provided hereunder of the termination of Employee's employment.

             2. Termination During Term -- Change in Control Severance Inapplicable.         a. Employee's employment may be terminated by the Company for Cause at any time, effective upon the giving to Employee of a written notice of termination specifying in detail the particulars of the conduct of Employee deemed by the Company to justify such termination for Cause.

        b. Employee's employment may be terminated by the Company without Cause at any time, effective upon the giving to Employee of a written notice of termination specifying that such termination is without Cause.

        c. Employee may terminate his employment with the Company at any time.

        d. Upon a termination by the Company of Employee's employment for Cause during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Employee shall be entitled only to the payments specified in Section 3.a. below. Upon a termination by the Company of Employee's employment without Cause during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Employee shall be entitled to all of the payments and benefits specified in Section 3 below.

        e. If Employee voluntarily terminates his employment during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, he shall notify Employer in writing if he believes the termination is for Good Reason. Employee shall set forth in reasonable detail why Employee believes there is Good Reason. If such termination is for Good Reason, Employee shall be entitled to all of the payments and benefits specified in Section 3 below. If such voluntary termination is for other than Good Reason, then Employee shall be entitled only to the payments specified in Section 3.a. below.

             3. Payments and Benefits Upon Termination During Term -- Change in Control Severance Inapplicable. To the extent provided in Section 2 above, upon termination of his employment during the Term, but prior to a Change in Control or more than 24 months after a Change in Control, Employee shall receive the following payments and benefits:         a. The Company shall pay to Employee on the Termination Date (i) the full base salary earned by employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts earned by Employee and unpaid as of the Termination Date.

        b. The Company shall continue to pay to Employee his base monthly salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date (including his targeted bonus in the current year) for the twelve months succeeding his Termination Date. Such amounts shall be paid in accordance with the Company's regular pay period policy for its employees.

        c. The Company, at its expense, shall provide to Employee for a period of twelve months after the Termination Date medical and/or dental coverage under the medical and dental plans maintained by the Company. Upon Employee's re-employment during such period, to the extent covered by the new Employer's Plan, coverage under the Company's plan shall lapse. Additionally, the Company shall make a cash lump sum payment in an amount equal to the sum of (i) and (ii) below:

              (i) The fair market value (determined as of the Termination Date) of that number of shares of non-vested restricted stock of the Company held by the Employee which would have vested within the twelve-month period following the Employee's Termination Date had the Employee remained employed with the Company; plus

            (ii) With respect to each non-vested option to purchase Company stock held by the Employee which would have vested within the twelve-month period following the Employee's Termination Date had the Employee remained employed with the Company, the excess, if any, of the fair market value (determined as of the Termination Date) of the Company stock subject to such option over the exercise price of such option.

 Employee's participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease effective as of the Termination Date.

        d. The Company shall pay the reasonable costs of outplacement services selected by the Company.

        e. For purposes of determining Employee's benefit under the Brown Group, Inc. Supplemental Employment Retirement Plan, an additional one year of Credited Service shall be credited to the Employee's actual or deemed Credited Service.

             4. Termination Within 24 Months After a Change in Control Which Occurs During the Term.         a. Employee's employment may be terminated by the Company for Cause at any time, effective upon the giving to Employee of written notice of termination specifying in detail the particulars of the conduct of Employee deemed by the Company to justify such termination for Cause.

        b. Employee's employment may be terminated by the Company without Cause at any time, effective upon the giving to Employee of a written notice of termination specifying that such termination is without Cause.

        c. Employee may terminate his employment with the Company at any time.

        d. Upon a termination by the Company of Employee's employment for Cause within 24 months after a Change in Control which occurs during the Term, Employee shall be entitled only to the payments specified in Section 5.a. below. Upon a termination by the Company of Employee's employment without

Cause within 24 months after a Change in Control which occurs during the Term, Employee shall be entitled to all of the payments and benefits specified in Section 5 below.

        e. If Employee voluntarily terminates his employment within 24 months after a Change in Control which occurs during the Term, he shall notify the Company in writing if he believes the termination is for Good Reason. Employee shall set forth in reasonable detail why Employee believes there is Good Reason. If such termination is for Good Reason, Employee shall be entitled to all of the payments and benefits specified in Section 5 below. If such voluntary termination is for other than Good Reason, then Employee shall be entitled only to the payments specified in Section 5.a. below.

             5. Payments and Benefits Upon Termination Within 24 Months after a Change in Control Which Occurs During Term. To the extent provided in 4 above, upon termination of his employment within 24 months after a Change in Control which occurs during the Term, Employee shall receive the following payments and benefits:         a. The Company shall pay to Employee on the Termination Date (i) the full base salary earned by employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts earned by Employee and unpaid as of the Termination Date.

        b. The Company shall pay to Employee in a lump sum not later than 30 days after his Termination Date an amount equal to 300 percent of the sum of (i) his base annual salary at the highest rate in effect at any time during the twelve months immediately preceding the Termination Date, and (ii) his targeted bonus for the current year. In addition, the Company shall pay to Employee his targeted bonus payment for the year of termination prorated to the Termination Date.

        c. The Company, at its expense, shall provide to Employee for a period of thirty-six months after the Termination Date medical and/or dental coverage under the medical and dental plans maintained by the Company. Upon Employee's re-employment during such period, to the extent covered by the new employer's plan, coverage under the Company's plan shall lapse. Employee's participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease effective as of the Termination Date.

        d. The Company shall pay the reasonable costs of outplacement services selected by the Company.

        e. For purposes of determining Employee's benefit under the Brown Group, Inc. Supplemental Employment Retirement Plan, an additional three years

of Credited Service shall be credited to the Employee's actual or deemed Credited Service.             6. Mitigation or Reduction of Benefits. Employee shall not be required to mitigate the amount of any payment provided for in Section 3 or Section 5 by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 3 or Section 5 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

            7. Employee Expenses After Change in Control. If Employee's employment is terminated by the Company within 24 months after a Change in Control which occurs during the Term and there is a dispute with respect to this Agreement, then all Employee's costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee's employment has been terminated for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company if Employee is the prevailing party.

            8. Release. Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Sections 3 and 5 except under Sections 3.a. and 5.a. prior to execution by Employee of a release to the Company in the form attached as Exhibit A.

            9. Covenant Not to Compete. Benefits payable pursuant to Sections 3.b, 3.c, and 3.e are subject to the following restrictions.

                            a. Post-Termination Restrictions.

            i. Employee acknowledges that (i) the Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers throughout the world and in developing its Confidential Information; (ii) under this Agreement, the Company is agreeing to provide Employee with certain benefits based upon Employee's assurances and promises contained herein not to divert the Company's customers' goodwill or to put himself in a position following his employment with Company in which the confidentiality of Company's Confidential Information might somehow be compromised.

            ii. Accordingly, Employee agrees that, for twelve (12) months after a Termination Date described in the second sentence of Section 2.d, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of any other person, firm, corporation or entity (whether as owner, partner, consultant, employee or otherwise):
              A. provide any executive- or managerial-level services in the shoe industry in the United States in competition with the Company, for any Competitor;

            B. hold any executive- or managerial-level position with any Competitor in the United States;

            C. engage in any research and development activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing in the shoe industry in the United States;

            D. cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

            E. cause or attempt to cause any shoe supplier or manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company; and

            F. solicit, entice, employ or seek to employ, in the shoe industry, any executive- or managerial-level employee of, or any consultant or advisor to, the Company.

         b. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 9.a. (both separately and in total) are reasonable and should be fully enforceable in view of the high-level positions Employee has had with the Company, the national and international nature of both the Company's business and competition in the shoe industry, and the Company's legitimate interests in protecting its Confidential Information and its customer goodwill and relationships. Employee specifically hereby acknowledges and confirms that he is willing and intends to, and will, abide fully by the terms of Section 9.a. of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and (ii) Employee was involved in diverting or helping to divert the Company's customers and/or its customer goodwill.

        c. Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Employee's duties and obligations under the terms and provisions of Section 9.a. of this Agreement, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm which might result to Company's business as a result of noncompliance by Employee with any of the provisions of Section 9.a. would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 9.a. hereof, Employee will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys' fees and costs incurred by Company in enforcing its rights hereunder.

        d. Employee Agreement to Disclose this Agreement. Employee agrees to disclose, during the twelve-month period following a Termination Date described in the second sentence of Section 2.d, the terms of this Section 9 to any potential future employer.

             10. Confidential Information. The Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Employment Agreement) and which was obtained from the Company, or obtained by the Employee for or on behalf of the Company, and which is identified herein is the secret, confidential property of the Company (the "Confidential Information"). This Confidential Information includes, but is not limited to:         a. lists or other identification of customers or prospective customers of the Company (and key individuals employed or engaged by such parties);

        b. lists or other identification of sources or prospective sources of the Company's products or components thereof (and key individuals employed or engaged by such parties);

        c. all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software used in connection with the development, manufacture, fabrication, assembly, marketing and sale of the Company's products;

        d. financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company's activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

        e. equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company's products and services;

        f. the Company's relations with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

        g. the Company's relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

        h. any other information designated by the Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of the Company).

 Notwithstanding the foregoing, the term "Confidential Information" shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by the Employee in violation of this Employment Agreement.

            11. Certain Additional Payments by the Company.

        a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11.a., if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110 percent of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee, and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

        b. Subject to the provisions of Section 11.c., all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11.c. and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

        c. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

            i. give the Company any information reasonably requested by the Company relating to such claim,

            ii. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            iii. cooperate with the Company in good faith in order to effectively contest such claim, and

            iv. permit the Company to participate in any proceedings relating to such claim;

 provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11.c., the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        d. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 11.c., the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 11.c.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 11.c., a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.             12. Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

                    a. If to the Company:

                        Brown Shoe Company, Inc.
                        8300 Maryland Avenue
                        St. Louis, Missouri 63166-0029
                        Attention: Chief Executive Officer

                    b. If to Employee:

                        Charles C. Gillman
                        9914 East 10th Street
                        Indianapolis, IN 46229

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

            13. Successors; Binding Agreement.

        a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination

Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13.a. or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

        b. This Agreement is personal to Employee and Employee may not assign or delegate any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives, executors, administrators, heirs and beneficiaries.

         14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        15. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

        16. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        17. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee's continued employment without objection shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

        18. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement (including, but not limited to, the Severance Agreement dated December 1, 1999) between the parties, oral or written, concerning the same subject matter.

        19. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by a duly authorized officer of the Company.

        20. Governing Law. In light of Company's and Employee's substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and Employee resides in and/or reports to Company management in Missouri, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company's execution of, and the making of, this Agreement in Missouri, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis City or County, Missouri; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

            IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

                                                                                 BROWN SHOE COMPANY, INC.

                                                                                 By: /s/ Jeffery E. Struve

                                                                                 EMPLOYEE

                                                                                 By: /s/ Charles C. Gillman

                Charles C. Gillman